NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR DIRECTOR
ELECTION OF DIRECTORS (Item 1 on Proxy Card)
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
SHAREHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

First Financial Bancorp.

(Name of Registrant as Specified in its Charter)

First Financial Bancorp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

FIRST FINANCIAL BANCORP.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

NOTICE OF ANNUAL MEETING
OF
SHAREHOLDERS

To Be Held April 25, 2000

Hamilton, Ohio
March 21, 2000

To the Shareholders:

      The Annual Meeting of Shareholders of First Financial Bancorp. (the “Corporation”) will be held at the Fitton Center for Creative Arts, 101 South Monument Avenue, Hamilton, Ohio 45011, on April 25, 2000, at 2:00 P.M., local time, for the following purposes:

1.	To elect the following six Directors for terms expiring in 2003 (Class II) as successors to the class of Directors whose terms expire in 2000: Richard L. Alderson, James C. Garland, Murph Knapke, Stanley N. Pontius, Barry S. Porter and Perry D. Thatcher.

2.	To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

      On February 29, 2000, there were 46,794,654 common shares outstanding. Each shareholder is entitled to one vote for each common share held regarding each matter properly brought before the meeting. Shareholders of record of the Corporation at the close of business on February 29, 2000, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

By Order of the Board of Directors,

Michael R. O’Dell, Senior Vice President, Chief Financial Officer, and Secretary

      EVERY SHAREHOLDER’S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. A STAMPED, ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

FIRST FINANCIAL BANCORP.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Approximate Date to Mail — March 21, 2000

      On behalf of the Board of Directors of First Financial Bancorp. (the “Corporation”), a Proxy is solicited from you to be used at the Corporation’s Annual Meeting of Shareholders (“Annual Meeting”) scheduled for April 25, 2000, at 2:00 P.M., local time, to be held at the Fitton Center for Creative Arts, 101 South Monument Avenue, Hamilton, Ohio 45011.

      Proxies in the form enclosed herewith are being solicited on behalf of the Corporation’s Board of Directors. Proxies which are properly executed and returned will be voted at the Annual Meeting as directed; proxies properly executed and returned which indicate no direction will be voted in favor of the proposals set forth in the Notice of Annual Meeting attached hereto and more fully described in this Proxy Statement. Proxies indicating an abstention from voting on any matter will be tabulated as a vote withheld on such matter and will be included in computing the number of common shares present for purposes of determining the presence of a quorum for the Annual Meeting. If a broker indicates on the form of Proxy that it does not have discretionary authority as to certain common shares to vote on a particular matter, those common shares will be considered as present for the purposes of determining the presence of a quorum but not entitled to vote with respect to that matter. Any shareholder giving the enclosed Proxy has the power to revoke the same prior to its exercise by filing with the Secretary of the Corporation a written revocation or duly executed Proxy bearing a later date or by giving notice of revocation in open meeting.

VOTING SECURITIES

      As of February 29, 2000, the record date fixed for the determination of shareholders entitled to vote at the Annual Meeting, there were 46,794,654 common shares outstanding, which is the only outstanding class of capital stock of the Corporation. Each such share is entitled to one vote on each matter properly coming before the Annual Meeting.

PRINCIPAL SHAREHOLDERS

      The table below identifies all persons known to the Corporation to own beneficially more than 5% of the Corporation’s outstanding common shares.

	Amount and Nature of
Name and Address	Beneficial Ownership of	Percentage
of Beneficial Owner	Common Shares	of Class

First National Bank of Southwestern Ohio(1)	11,069,214	23.65%
300 High Street
Hamilton, Ohio 45012-0476

Cincinnati Financial Corporation	2,434,506	5.20%
6200 South Gilmore Road
Cincinnati, Ohio 45214

(1)	These shares are held by First National Bank of Southwestern Ohio (“First Southwestern”), and other subsidiary banks in their fiduciary capacity under various agreements as Trustees. The Trustees have advised the Corporation that they have sole voting power for 11,069,214 shares, shared voting power for 0 shares, sole investment power for 5,231,881 shares, and shared investment power for 3,859,720 shares. The Trustees hold

123,293 common shares under trust arrangements for certain directors and executive officers, and their respective spouses or minor children, which common shares are also reported in the following table showing share ownership of directors and executive officers.

SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS
AND NOMINEES FOR DIRECTOR

      As of February 29, 2000, the directors of the Corporation, including the six persons intended by the Board of Directors to be nominated for election as directors, the executive officers of the Corporation named in the Summary Compensation Table who are not also directors and all executive officers and directors of the Corporation as a group beneficially owned common shares of the Corporation as set forth below.

	Amount and Nature of Beneficial		Percentage
Name	Ownership of Common Shares (1)		of Class (12)

Richard L. Alderson	10,671

Martin J. Bidwell	10,648

Donald M. Cisle	461,544	(2)

Dan R. Dalton	345

Corinne R. Finnerty	25,696

Carl R. Fiora	30,507	(3)

James C. Garland	15,714

F. Elden Houts	48,257	(4)

Murph Knapke	21,844

Bruce E. Leep	621,865		1.33%

Barry J. Levey	258,958	(5)

Stephen S. Marcum	110,880	(6)

Stanley N. Pontius	159,660	(7)

Barry S. Porter	21,727	(8)

Steven C. Posey	75,939	(9)

Perry D. Thatcher	17,666

Michael R. O’Dell	108,022	(10)

Mark W. Immelt	35,440

Michael T. Riley	87,892

Brian D. Moriarty	73,389

Rick L. Blossom	57,211	(11)

All Executive Officers, Directors and Nominees as a group (21 persons)	2,253,875		4.82%

(1)	Includes shares subject to outstanding options which are exercisable by such individuals within 60 days.

(2)	Seward-Murphy Inc., a corporation of which Mr. Cisle owns 46% of the outstanding voting power and his father, Don S. Cisle, Jr., owns 45% of the outstanding voting power, owns 435,600 common shares of the Corporation. Mr. Cisle disclaims beneficial ownership of those shares.

(3)	Of these, 2,874 shares are owned by Mr. Fiora’s wife, for which he disclaims beneficial ownership.

(4)	Of these, 1,057 shares are owned by Mr. Houts’ wife, for which he disclaims beneficial ownership.

(5)	Of these, 119,177 shares are owned by Levco Inc., a closely held corporation of which Mr. Levey is Chief Operating Officer and a 1% shareholder. Mr. Levey disclaims beneficial ownership of those shares.

(6)	Of these, 8,757 shares are owned by Mr. Marcum’s wife and 31,076 shares are owned by their children, and 35,138 shares are owned by Mr. Marcum as a trustee of a private foundation, for all of which he disclaims beneficial ownership. The shares do not include common shares held by Ohio Casualty

Corporation of which Mr. Marcum is a director. Mr. Marcum disclaims beneficial ownership of those shares.

(7)	Of these, 229 shares are owned by Mr. Pontius’ daughter, for which he disclaims beneficial ownership.

(8)	Of these, 121 shares are owned by Mr. Porter’s son, for which he disclaims beneficial ownership. The shares do not include common shares held by Ohio Casualty Corporation of which Mr. Porter is Chief Financial Officer and Treasurer. Mr. Porter disclaims beneficial ownership of those shares.

(9)	Of these, 1,301 shares are owned by Mr. Posey’s children, for which he disclaims beneficial ownership.

(10)	Of these, 3,388 shares are owned by Mr. O’Dell’s wife, for which he disclaims beneficial ownership.

(11)	Mr. Blossom retired as Senior Vice President and Chief Lending Officer on December 3, 1999. He is included here because he is named in the Summary Compensation Table.

(12)	Percentages of class are listed only for those owning in excess of one (1%) percent.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

      The Board of Directors intends to nominate six persons as Class II Directors, each for a three-year term. The terms of the remaining directors in Classes III and I will continue as indicated below. It is intended that the accompanying Proxy will be voted for the election of Richard L. Alderson, James C. Garland, Murph Knapke, Stanley N. Pontius, Barry S. Porter and Perry D. Thatcher, all incumbent directors. In the event that any one or more of such nominees becomes unavailable or unable to serve as a candidate, the accompanying Proxy will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The six nominees for Class II Directors receiving the most votes at the Annual Meeting will be elected as Class II Directors.

	Position with Corporation and/or Principal	Director
Name and Age (1)	Occupation or Employment For the Last Five Years	Since

Nominees — Class II Directors — Term Expiring in 2003:

Richard L. Alderson, 51	Real estate investment and development; Director of Glove Specialties, Inc. (glove retailer); Former Trustee of Union Township, Butler County, Ohio; Director of First Southwestern, Hamilton, Ohio.	1997

James C. Garland, 57	President of Miami University, Oxford, Ohio; President of RAZR Technology (a consulting business); Director of First Southwestern, Hamilton, Ohio.	1996

Murph Knapke, 52	Owner of Knapke Law Office, Celina, Ohio; Director of Community First Bank & Trust, Celina, Ohio.	1983

Stanley N. Pontius, 53	President and Chief Executive Officer of First Financial Bancorp., Hamilton, Ohio; Chairman of First Southwestern, Hamilton, Ohio; President of First Southwestern (1993-1997); Director of Ohio Casualty Corporation; held various positions at Bank One Corporation for a period of 20 years.	1991

Barry S. Porter, 62	Chief Financial Officer/Treasurer of Ohio Casualty Corporation (insurance holding company) and its affiliated companies (until his retirement as of April 1, 2000); Director of First Southwestern, Hamilton, Ohio.	1988

Perry D. Thatcher, 69	President and Chief Executive Officer of Ample Industries (manufacturer of products/machines for the paper industry); Director of First Southwestern, Hamilton, Ohio.	1997

	Position with Corporation and/or Principal	Director
Name and Age (1)	Occupation or Employment For the Last Five Years	Since

Class III Directors — Term Expiring in 2001:

Donald M. Cisle, 45	President of Don S. Cisle Contractor, Inc. (construction contractor) since 1989; Director of First Southwestern, Hamilton, Ohio.	1996

Dan R. Dalton, 52	Dean of the Kelley School of Business, Indiana University, Bloomington, Indiana.	1999

Corinne R. Finnerty, 43	Partner in law firm of McConnell & Finnerty, North Vernon, Indiana (trial attorney); Director of Union Bank & Trust Co., North Vernon, Indiana.	1998

F. Elden Houts, 68	Chairman of Community First Bank & Trust, Celina, Ohio and retired Chairman and Chief Executive Officer of The Citizens Commercial Bank & Trust Company, Celina, Ohio.	1983

Bruce E. Leep, 63	Chairman and Chief Executive Officer of Sand Ridge Bank, Schereville, Indiana.	1999

Class I Directors — Term Expiring in 2002:

Martin J. Bidwell, 42	President and Director of Magnode Corporation (maker of aluminum extrusions), Trenton, Ohio.	1999

Carl R. Fiora, 65	Retired President and Chief Executive Officer of Armco Steel Co., L.P.; formerly Area Vice President, Manufacturing and Services Group, Armco Inc.; entire business career was with Armco Inc. (diversified steel and energy company); Director of First Southwestern, Hamilton, Ohio.	1987

Barry J. Levey, 69	Chief Executive Officer of Manchester Inn, Middletown, Ohio; Retired partner of the law firm of Frost & Jacobs LLP, Middletown, Ohio; President of Levco, Inc. and President of Levco Development Company, Inc. (both real estate development companies), Middletown, Ohio; Retired State Senator; Chairman of First Financial Bancorp., Hamilton, Ohio; Director of First Southwestern, Hamilton, Ohio.	1985

Stephen S. Marcum, 42	Partner in Parrish, Fryman & Marcum Co., LPA; Director of Ohio Casualty Corporation (insurance holding company) and First Southwestern, Hamilton, Ohio.	1996

Steven C. Posey, 49	President of Posey Management Corp. DBA McDonald’s; President of Posey Property Company; Director of First Southwestern, Hamilton, Ohio.	1997

(1)	Ages are listed as of December 31, 1999.

MEETINGS OF THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

      During the last fiscal year, the Board of Directors held five regularly scheduled meetings and one special meeting. All of the incumbent directors and each nominee standing for election attended 75% or more of those meetings and the meetings held by all board committees on which they served, during the periods that they served as directors.

      Each director receives an annual retainer fee based upon the year from April 1 to March 31. The annual retainer fee is paid in quarterly installments. During the last fiscal year, each director received one quarterly installment based upon an annual retainer fee of $7,000 and three quarterly installments based upon an annual retainer fee of $10,000. Effective May 25, 1999, the Board adopted the First Financial Bancorp. Director Fee Stock Plan, pursuant to which the directors’ annual retainer fees are to be paid in the Corporation’s common shares. The three quarterly installments of the $10,000 annual retainer fee were paid to the directors in the Corporation’s common shares. In addition to the annual retainer fee, each director received $500 per meeting attended as a director of the Corporation. Each non-employee director is paid $250 for each committee meeting attended. Pursuant to the First Financial Bancorp. 1999 Stock Option Plan for Non-Employee Directors, each non-employee director receives in the year in which he or she is elected initially or re-elected to the Board of Directors an option to purchase 8,250 common shares. The exercise price for each option granted is 100% of the fair market value on the date of grant.

      The Board of Directors has a standing Audit Committee, Executive Committee and a Compensation Committee. The Executive Committee acts as the Nominating Committee for the Board.

      The Audit Committee makes recommendations to the Board of Directors concerning the selection and engagement of the Corporation’s independent auditors and reviews with them the scope and status of the audit, the fees for services performed by the firm, and the results of the completed audit. The Committee also reviews and discusses with the internal audit department, management and the Board of Directors, such matters as accounting policies, internal controls and procedures for preparation of financial statements. The members of the Audit Committee were Donald M. Cisle, Carl R. Fiora, Corinne R. Finnerty, Stephen S. Marcum, Barry S. Porter and Perry D. Thatcher. The Audit Committee held four meetings during the fiscal year.

      The Executive Committee, in the recess of the Board, has the authority to act upon most corporate matters subject to Board approval. The Committee acts as the Nominating Committee and makes recommendations to the Board regarding nominees for election as directors of the Corporation. The members of the Executive Committee were Donald M. Cisle, Barry J. Levey, Stephen S. Marcum and Stanley N. Pontius. The Executive Committee held two meetings during the fiscal year.

      The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation of the executive officers of the Corporation and all benefit plans of the Corporation. The members of the Compensation Committee were Donald M. Cisle, Barry J. Levey, Stephen S. Marcum and Barry S. Porter. The Compensation Committee held two meetings during the fiscal year.

      The accounting firm of Ernst & Young LLP served as independent public auditors for the Corporation and its subsidiaries during the past year. Management expects that representatives of that firm will be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

EXECUTIVE COMPENSATION

      The following Summary Compensation Table sets forth the compensation earned during the last three completed fiscal years by the Chief Executive Officer, the four most highly compensated executive officers of the Corporation as of December 31, 1999, and Rick L. Blossom, who would have been one of the four most highly compensated executive officers but for the fact that he retired on December 3, 1999.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying	LTIP	Compen-
Name and				sation	Award(s)	Options/	Payouts	sation
Principal Position	Year	Salary($)	Bonus ($)	($)(1)	($)(2)	SARs(#)(3)	($)	($)(4)
Stanley N. Pontius	1999	432,913	199,871	0	0	43,999	0	26,779

President and Chief	1998	380,398	158,937	0	0	29,039	0	5,950

Executive Officer	1997	325,813	103,058	0	0	21,295	0	4,500

Michael R. O’Dell	1999	241,641	95,822	0	0	32,999	0	5,201

Senior Vice President,	1998	184,009	73,991	0	0	18,149	0	5,077

Chief Financial	1997	131,165	39,433	0	31,130	2,662	0	3,824

Officer and Secretary

Michael T. Riley	1999	174,251	53,183	0	0	21,999	0	5,217

Senior Vice President	1998	141,886	42,526	0	0	18,149	0	4,451

	1997	112,256	26,675	0	31,130	2,662	0	3,352

Mark W. Immelt	1999	151,229	64,623	0	0	16,499	0	5,668

Senior Vice President	1998	137,002	30,606	0	0	12,099	0	4,266

	1997	126,001	28,905	0	0	2,662	0	0

Brian D. Moriarty	1999	113,363	30,375	0	0	13,199	0	3,862

Senior Vice President	1998	99,827	25,544	0	0	12,099	0	3,363

	1997	89,387	21,010	0	15,565	2,662	0	3,171

Rick L. Blossom	1999	295,181	10,638	0	0	27,499	0	13,045

Senior Vice President	1998	256,047	103,012	0	0	18,149	0	5,451

and Chief Lending	1997	186,531	56,406	0	31,130	2,662	0	4,500

Officer

(1)	Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the individual for that year.

(2)	The number and value of the aggregate restricted stock holdings, as of December 31, 1999, of the named executive officers are, respectively, as follows: Mr. Pontius, 5,856 shares and $125,201; Mr. O’Dell, 4,126 shares and $88,214; Mr. Riley, 4,126 shares and $88,214; and Mr. Moriarty 2,795 and $59,757. The number of shares has been adjusted for stock dividends. Dividends will be paid on the restricted stock reported in this column (f).

(3)	Adjusted for stock dividends.

(4)	Represents directors’ fees, the Corporation’s contribution to the Thrift Plan, and insurance premiums paid by the Corporation under the Endorsement Method Split Dollar Plan Agreement. Thrift Plan contributions and insurance premiums paid during fiscal 1999 for each named executive officer were, respectively, as follows: Mr. Pontius, $4,895 and $1,234; Mr. O’Dell, $4,865 and $336; Mr. Riley, $4,828 and $389; Mr. Immelt, $4,522 and $463; Mr.

Moriarty, $3,389 and $473; and Mr. Blossom, $4,488 and $940. Mr. Pontius received $12,250 in directors’ fees for serving as director of the Corporation, of which $7,500 was paid in the Corporation’s common shares pursuant to the First Financial Bancorp. Director Fee Stock Plan. Mr. Pontius also received $8,400 in directors’ fees for serving as Chairman of the Board of First Southwestern. Messrs. Immelt and Blossom received directors’ fees of $683 and $7,617, respectively, for serving as directors of First Southwestern.

Employment Agreements

      The Corporation has employment agreements with key managers (including the Chief Executive Officer and the other named executive officers of the Corporation and the chief executive officers of the Corporation’s affiliate banks).

      The term of each agreement ends upon the earlier of (i) the fifth anniversary of its execution date, (ii) the date of the key manager’s retirement, death or total and permanent disability, or (iii) the completion of full payment of all benefits under the agreement. Absent the key manager’s death, total and permanent disability or retirement, the agreement renews annually from and after the fifth anniversary of its commencement date unless written notice to the contrary is given by the key manager or the Corporation at least six months prior to the expiration of the term, including any extension thereof.

      Upon one month’s advance written notice, the Corporation may terminate the key manager’s employment with or without Cause and the key manager may terminate his or her employment with or without Good Reason. “Cause” means a willful engaging in gross misconduct materially and demonstrably injurious to the Corporation, and “willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Corporation. “Good Reason” means: (a) a change in the duties of the key manager’s position or the transfer to a new position in violation of the terms of the agreement; (b) a substantial alteration in the nature or status of the key manager’s responsibilities in violation of the agreement; (c) a reduction in the key manager’s base salary; (d) refusal by the Corporation or its successor to renew the term of the agreement for any reason prior to the key manager reaching his or her normal retirement date under the Corporation’s retirement plan; or (e) changes in the key manager’s “employment benefits” in violation of the terms of the agreement.

      In the event that the Corporation terminates a key manager’s employment without Cause or the key manager voluntarily terminates his or her employment for Good Reason and the key manager provides the Corporation with a release and a covenant not to sue for all claims arising out of the key manager’s employment and termination of employment, the key manager shall receive the following benefits: (i) his or her base salary for a period of 24 months (and, in the case of the Chief Executive Officer and the Chief Financial Officer of the Corporation, 36 months) from the date of termination of employment (such period being the “Severance Pay Period”); (ii) if the key manager has participated in the Corporation’s Performance Incentive Compensation Plan for a complete calendar year, an incentive compensation payment in one lump sum in an amount equal to 2.0 times (and, in the case of the Chief Executive Officer and the Chief Financial Officer of the Corporation, 3.0 times) the percentage of the incentive payment made or required to be made for the calendar year pursuant to the Performance Incentive Compensation Plan immediately preceding the calendar year in which the termination of employment occurs; and (iii) if such termination of employment occurs within 12 months after a “change in control” of the Corporation, a payment in one lump sum in an amount equal to the following: (A) with respect to any shares subject to an option granted as of the time of the “change in control” under the Corporation’s 1991 Stock Incentive Plan or the Corporation’s 1999 Stock Incentive Plan for Officers and Employees (collectively, the “Incentive Plans”) that the key manager cannot exercise as a result of the termination of employment, the difference between the fair market value of such common shares determined as of the date of termination of employment and the option exercise price, and (B) with respect to any restricted stock granted under the Incentive Plans as of the time of the change in control which the key manager forfeits as a result of the termination of his or her employment, the fair market value of such restricted shares determined as of the date of termination of employment and as if all restrictions had been removed.

      In addition, with respect to the Endorsement Method Split Dollar Plan Agreement (the “Split Dollar Agreement”), the duration of the Severance Pay Period shall be considered as if it were active employment for purposes of determining whether the key manager is eligible to receive a retirement benefit under the early retirement provisions of the Corporation’s retirement plan, and, if the date of termination of employment is within 12 months after a change in control, the key manager will receive a payment (the “Split Dollar Payment”) within 90 days of the date of termination of employment in one lump sum equal to the present value of the death benefit he or she would have received under the Split Dollar Agreement determined as if he or she were eligible to receive a retirement benefit under the early retirement provisions of the Corporation’s retirement plan, based on age and years of service at the end of the Severance Pay Period, and had died at age 75 when the Split Dollar Agreement was still in effect. Present value will be determined using a discount rate of 7%. Notwithstanding the foregoing, if the key manager elects to receive an assignment of the policy under the Split Dollar Agreement, the Split Dollar Payment shall be applied to the cash payment to the Corporation required under the Split Dollar Agreement, and any portion of the Split Dollar Payment in excess of the amount required to be paid to the Corporation shall be paid to such key manager.

      In the event that the Corporation terminates a key manager’s employment for Cause or the key manager terminates his or her employment without Good Reason, upon the date of termination of employment, the key manager shall be eligible to receive only those benefits provided in accordance with the plans and practices of the Corporation that are applicable to employees generally. Any disputes concerning the reason for termination and any other claims arising during the course of employment will be resolved through binding arbitration.

      If the receipt of any payments described above, in combination with any other payments to the key manager from the Corporation, shall, in the opinion of independent tax counsel selected by the Corporation, result in the payment by the key manager of any excise tax provided in Section 280G and Section 4999 of the Internal Revenue Code (the “Code”), the amounts of such additional payments shall be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax.

      During the term of the key manager’s employment and for a period of six months following termination of the key manager’s employment for any reason other than by the Corporation for Cause, the key manager has agreed not to compete with the Corporation’s banking and lending businesses in the states of Ohio, Indiana, Michigan or Kentucky.

      The following table shows all individual grants of stock options to the named executive officers of the Corporation during the fiscal year ended December 31, 1999.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value
					(Gain) at Assumed Annual Rates
					of Stock Price Appreciation
	Individual Grants				for Option Term (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number of	% of Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees in Fiscal	Price (2)(3)	Expiration	5%	10%
Name	Granted (3)	Year	($/Sh)	Date	$38.59	$61.45
Stanley N. Pontius	43,999	17.9%	$23.69	2009	$655,585	$1,661,402

Michael R. O’Dell	32,999	13.4%	23.69	2009	491,685	1,246,042

Michael T. Riley	21,999	9.0%	23.69	2009	327,785	830,682

Mark W. Immelt	16,499	6.7%	23.69	2009	245,835	623,002

Brian D. Moriarty	13,199	5.4%	23.69	2009	196,665	498,394

Rick L. Blossom	27,499	11.2%	23.69	2009	409,735	1,038,362

(1)	As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that the Corporation’s common shares will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159% resulting in values of approximately $38.59 and $61.45), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Corporation’s common shares. As an alternative to the assumed potential realizable values stated in the above table, the Securities and Exchange Commission rules would permit stating the present value of such options at date of grant. Methods of computing present values suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Corporation are not transferable, there is no objective criteria by which any computation of present value can be verified. Consequently, the Corporation’s management does not believe there is a reliable method of computing the present value of such stock options.

(2)	All options are granted at 100% of fair market value on the date of grant. The options are exercisable during a period commencing one year after the date of grant and ending on the date specified in the option which, in no event, is later than 10 years after the date of grant, provided that the optionee remained in the employment of the Corporation or its affiliates. The option exercise period may be shortened upon an optionee’s disability, retirement or death. Shares acquired upon option exercise must be held one year from the date of exercise.

(3)	Adjusted for 10% stock dividend paid on January 3, 2000.

      The following table shows aggregate option exercises in the last fiscal year and year-end values.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

(a)	(b)	(c)	(d)		(e)
			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options/SARs
			Options/SARs		Options/SARs
			at FY-End (#)(1)		at FY-End($)(3)
	Shares Acquired	Value	Exercisable (E)/		Exercisable(E)/
Name	on Exercise (#)(1)	Realized($)(2)	Unexercisable (U)		Unexercisable(U)
Stanley N. Pontius	2,200	$20,685	$51,062	(E)	$251,846	(E)

			43,999	(U)	0	(U)

Michael R. O’Dell	4,392	54,192	23,739	(E)	77,938	(E)

			32,999	(U)	0	(U)

Michael T. Riley	1,540	13,196	22,199	(E)	63,021	(E)

			21,999	(U)	0	(U)

Mark W. Immelt	1,100	8,890	13,661	(E)	31,331	(E)

			16,499	(U)	0	(U)

Brian D. Moriarty	4,549	55,586	20,938	(E)	103,357	(E)

			13,199	(U)	0	(U)

Rick L. Blossom	2,662	23,264	18,149	(E)	0	(E)

			0	(U)	0	(U)

(1)	Adjusted for stock dividends.

(2)	Aggregate market value on the exercise date of shares covered by the option less the aggregate price paid by the executive officer.

(3)	Values stated reflect gains on outstanding options based on the fair market value of $21.38 per common share of the Corporation on December 31, 1999.

      The Corporation has no long term incentive plans relating to future compensation of the Chief Executive Officer or the named executive officers other than the 1991 Stock Incentive Plan and the First Financial Bancorp. 1999 Stock Incentive Plan for Officers and Employees (the “1999 Stock Incentive Plan”).

Personal Benefits

      The executive officers of the Corporation and its subsidiaries also receive certain fringe benefits, such as participation in group medical and life insurance programs, which are generally available to employees of the Corporation and its subsidiaries on a non-discriminatory basis. In addition, the executive officers are reimbursed for business-related expenses they incur (including certain club dues and expenses), and some officers also have the use of Corporation-owned automobiles. Management believes that the costs of reimbursement of such expenses and providing such automobiles constitute ordinary and necessary business expenses that facilitate job performance and minimize work-related expenses incurred by the executive officers. Executive officers have included in their taxable income the cost of personal use of Corporation-owned automobiles. Management has concluded that the aggregate amount of such personal benefits does not exceed the lesser of $50,000 with respect to any executive officer or 10% of the compensation of such person.

Benefit Plans

      The Corporation has a thrift plan, a retirement plan and a supplemental retirement plan. The retirement plan and the thrift plan cover the majority of the employees of the Corporation and its subsidiaries, including the officers of the Corporation. All employees who are 21 years of age and have had one (1) year of service are covered. Among the named executive officers, the supplemental retirement plan covers Stanley N. Pontius, Michael R. O’Dell, Michael T. Riley and Mark W. Immelt. At the time of his retirement, Mr. Blossom was also covered by the supplemental retirement plan.

      The thrift plan is voluntary and participants may contribute to the plan. The Corporation’s subsidiaries’ contributions are 50% of each participant’s contribution limited to 3% of base salary of each participant and become fully vested when made. All employees, however, may contribute to the plan in excess of the matching contributions up to 12% of base salary unless limited by law or regulation.

      Under the retirement plan and supplemental retirement plan, amounts that are payable to persons in selected remuneration and service classifications at normal retirement age are:

Estimated Annual Benefits
For Years of Credited Service Indicated (1)(2)(3)

Average
Annual Salary	10	15	20	25	30	35	40 or more

$125,000	$19,894	$29,841	$39,788	$49,360	$58,932	$68,504	$75,379

175,000	28,394	42,591	56,788	70,610	84,432	98,254	107,879

225,000	36,894	55,341	73,788	91,860	109,932	128,004	140,379

275,000	45,394	68,091	90,788	113,110	135,432	157,754	172,879

325,000	53,894	80,841	107,788	134,360	160,932	187,504	205,379

375,000	62,394	93,591	124,788	155,610	186,432	217,254	237,879

425,000	70,894	106,341	141,788	176,860	211,932	247,004	270,379

475,000	79,394	119,091	158,788	198,110	237,432	276,754	302,879

525,000	87,894	131,841	175,788	219,360	262,932	306,504	335,379

575,000	96,394	144,591	192,788	240,610	288,432	336,254	367,879

625,000	104,894	157,341	209,788	261,860	313,932	366,004	400,379

675,000	113,394	170,091	226,788	283,110	339,432	395,754	432,879

725,000	121,894	182,841	243,788	304,360	364,932	425,504	465,379

775,000	130,394	195,591	260,788	325,610	390,432	455,254	497,879

(1)	The compensation covered by the retirement plan is defined as the cash remuneration paid to an employee. The cash remuneration paid to the named executive officers during the prior fiscal year is equal to the compensation reported in columns (c) and (d) of the Summary Compensation Table after adjustment for amounts actually paid during fiscal year 1999. The current covered compensation and the credited years of participation under the plans, which can be used to compute the estimated annual benefit for each of the named executive officers, are as follows: Stanley N. Pontius — $616,543 and 8 years; Michael R. O’Dell — $319,799 and 21 years; Michael T. Riley — $217,751 and 15 years; Mark W. Immelt — $185,459 and 2 years; and Brian D. Moriarty – $139,454 and 16 years. At his retirement, Mr. Blossom had 16 years of credited service and his covered compensation for fiscal year 1999 was $401,427.

(2)	In the retirement plan, participants are 100% vested after five (5) years of credited service. The normal retirement benefit at the normal retirement age (65), effective January 1, 1989, is 1.1% of the average monthly compensation multiplied by years of service (maximum of 40), plus .6% of average monthly compensation greater than Social Security covered compensation multiplied by years of service (maximum of 35). Average monthly compensation is the average monthly compensation for the five consecutive plan years which produce the highest average. The estimated benefits accrued during the year under the retirement plan for each of the officers in the remuneration table are not actuarially ascertainable under the methods used for calculation of the cost to the Corporation by the actuaries.

(3)	As a result of the provisions of the Code, maximum annual compensation for which benefits will be paid under the retirement plan is $170,000 and maximum annual benefits under the retirement plan are $135,000 (for 2000). All of the named executive officers except Mr. Moriarty participate in the supplemental retirement plan. The benefit under the supplemental retirement plan is equal to the difference between the annual benefit payable under the retirement plan without regard to the limits imposed by the Code upon qualified plans and the maximum annual benefit payable under the retirement plan upon the executive’s retirement.

PERFORMANCE GRAPH

      The following graph compares the five-year cumulative total return of the Corporation with that of companies that comprise the Nasdaq Market Index (the “Nasdaq Market Index”) and a peer group comprised of all actively traded bank holding companies in Ohio and Indiana (the “Peer Group”). The information presented assumes that dividends are reinvested, and the returns of the issuers comprising the Peer Group have been weighted according to their respective stock market capitalization.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

[GRAPH]

	1994	1995	1996	1997	1998	1999

FFBC	100	107.81	113.37	190.69	256.92	204.74

PEER GROUP	100	142.29	193.11	305.28	326.63	274.25

NASDAQ MARKET INDEX	100	129.71	161.18	197.16	278.08	490.46

      The Peer Group is comprised of ANB Corporation, BancFirst Ohio Corp, Belmont Bancorp., Community Bank Shares of Indiana, Inc., Fifth Third Bancorp, First Financial Bancorp., First Financial Corporation, First Merchants Corporation, First Source Corporation, FirstMerit Corporation, German American Bancorp, GLB Bancorp, Inc., Huntington Bancshares Incorporated, Indiana United Bancorp, Irwin Financial Corporation, KeyCorp, Lakeland Financial Corporation, MetroBanCorp, National City Bancshares, Inc., National City Corporation, Oak Hill Financial, Inc., Ohio Valley Banc Corp., Old National Bancorp, Park National Corporation, Peoples Bancorp, Inc., Peoples Bank Corporation of Indianapolis, Provident Financial Group Inc., Second Bancorp, Incorporated, Sky Financial Group Inc., United Bancorp, Inc., and Wayne Bancorp, Inc. CNB Bancshares, Inc. has been removed from the Peer Group because it was acquired by Fifth Third Bancorp. Signal Corp. has been removed from the Peer Group because it was acquired by FirstMerit Corporation. GLB Bancorp, Inc. has been added to the Peer Group because it has now been actively traded for over one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1999, Mr. Pontius, the President and Chief Executive Officer of the Corporation, served as a director of Ohio Casualty Corporation and a member of the Ohio Casualty Corporation Compensation Committee, and Mr. Porter, the Chief Financial Officer/Treasurer of Ohio Casualty Corporation, served on the Corporation’s Compensation Committee. A banking subsidiary of the Corporation participates (with other banks) in a loan to Ohio Casualty Corporation, and such loan (a) was made in the ordinary course of business, (b) was made on substantially the same terms, including interest and nature of collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present unfavorable features.

COMPENSATION COMMITTEE REPORT

      The Compensation Committee’s goal in setting executive compensation is to provide incentives to its executive officers to increase shareholder value. To achieve this goal, the Compensation Committee authorizes base salaries that are competitive with those set at bank holding companies of comparable size and performance and uses programs that personally reward executives for corporate financial results (i) that are above those of the comparable bank holding companies and (ii) that have benefited the Corporation’s shareholders.

      During the 1999 fiscal year, the components of the Corporation’s Executive Compensation program were base salary, a Performance Incentive Compensation Plan (“PIC”) and the 1991 Stock Incentive Plan, which was superseded by the 1999 Stock Incentive Plan, effective April 27, 1999.

      The Compensation Committee continues to utilize the compensation research services of Wyatt Data Services of New York (“WDS”) and SNL Securities of Charlottesville, Virginia (“SNL”), to assist in determining appropriate compensation for the named executive officers of the Corporation. WDS gathers its data through the use of extensive written questionnaires sent to commercial banks of all sizes throughout the United States. It organizes that data by asset size, geographic region, and specific officer level position. WDS creates from that data base pay ranges by position and asset size and further identifies total cash compensation by adding bonus and/or incentive payments to the base pay.

      SNL Securities compiles its compensation data annually from the proxy statements of publicly held commercial banks and holding companies. It creates peer group comparisons by asset size. The Compensation Committee uses SNL because it incorporates company performance into its data, specifically, return on average equity and total shareholder return. SNL also captures comparison data on stock options granted to the top five executives as reported in the proxies.

      After review of the information and comparisons in both the WDS and SNL data, the Compensation Committee agreed that the Corporation’s performance in the top quartile of the peer group continues to justify the Committee’s objective to compensate our senior executives at the 75th percentile of the peer group. To reach that objective, the Committee authorized appropriate base salary increases to all five of the Corporation’s senior executives in February and an additional mid year increase to Mr. Pontius, Mr. Blossom, Mr. O’Dell and Mr. Riley. These increases allowed all five executives to move close to the 75th percentile, but none reached it in 1999. The full Board of Directors subsequently approved the Compensation Committee’s recommendations.

      The Corporation’s PIC Plan is designed to reward key executives throughout the Corporation for achieving established corporate goals. The PIC Plan assigns maximum “points” (each point is one percent of year-end base salary) based on that officer’s level of responsibility and the asset size of his/her affiliate. The Compensation Committee set the maximum PIC awards for the named executive officers in 1999. The targeted performance goals for 1999 were in the area of net earnings increase, return on equity, net interest margin, control of non-interest expense, and managing loan loss reserves to an appropriate level. Emphasis on the performance goals varied depending on the specific responsibilities of the individual executives. The full board approved both the performance goals and the maximum PIC points for the named executive officers of the Corporation. Mr. Pontius, President and Chief Executive Officer, was awarded 100% of his maximum PIC award for having achieved his targeted performance goals in the areas listed above. In 1999, the PIC awards for the other named executive officers, except Mr. Blossom, were contingent upon the Chief Executive Officer’s performance; therefore, they received 100% of their maximum PIC awards. Since Mr. Blossom retired prior to the end of 1999, he did not receive a PIC award.

      In 1999, as in past years, all employees of the corporation and all employees of the lead bank, First Southwestern, received a year-end bonus of 4% of base pay earned (all PIC participants, including the named executive officers of the Corporation, received 3 1/2%, the percentage in effect several years ago when the PIC program began). The Board of Directors of First Southwestern approved the year-end bonus for 1999 based upon First Southwestern’s performance.

      The Corporation’s stock incentive plan provides incentive compensation to executive officers that is tied to the enhancement of shareholder value. Under the 1991 Stock Incentive Plan, the Compensation Committee determined and approved, in January 1999, incentive stock options for the named executive officers. The Committee awarded the Chief Executive Officer an incentive stock option based on the Committee’s subjective evaluation of the Chief Executive Officer’s performance taking into consideration the Corporation’s profitability and overall 1998 financial performance. The Committee determined the awards for the other named executive officers based upon the Chief Executive Officer’s recommendation, which takes into account the individual officer’s level of responsibility and contribution to the Corporation’s earnings.

      Regarding the compensation of Mr. Pontius, President and Chief Executive Officer, based on the foregoing, Mr. Pontius received his base salary, a PIC award of $179,400 and an incentive stock option for 43,999 common shares (adjusted for stock dividends).

      The Compensation Committee is aware of Section 162(m) of the Code but believes that it has no application to the Corporation at the present time based on the present levels and the anticipated levels during the next few years of qualifying compensation paid to its executive officers.

COMPENSATION COMMITTEE

Barry J. Levey, Chairman	Stephen S. Marcum

Donald M. Cisle	Barry S. Porter

ANNUAL REPORT

      The Corporation’s financial statements are not included in this Proxy Statement as they are not deemed material to the exercise of prudent judgment by the shareholders with respect to any proposal to be submitted at the Annual Meeting. The Corporation’s Annual Report for the year ended December 31, 1999, is being mailed to each shareholder with the Proxy and Proxy Statement, but such Annual Report is not incorporated in this Proxy Statement and is not deemed to be a part of the Proxy soliciting material.

SHAREHOLDER PROPOSALS

      If an eligible shareholder wishes to present a proposal to be included in the Corporation’s Proxy Statement and form of Proxy relating to the 2001 Annual Meeting of Shareholders, it must be presented to management by certified mail, written receipt requested, not later than November 21, 2000. Any such proposal must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder who intends to propose any other matter to be acted upon at the 2001 Annual Meeting of Shareholders must inform the Corporation no later than February 4, 2001. If notice is not provided by that date, the person(s) named in the Corporation’s Proxy for the 2001 Annual Meeting will be allowed to exercise his or her discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2001 Annual Meeting. Proposals shall be sent to First Financial Bancorp., Attention: Michael R. O’Dell, Senior Vice President, Chief Financial Officer, and Secretary, 300 High Street, P.O. Box 476, Hamilton, Ohio 45012-0476.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10 percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10 percent shareowners are required by SEC regulation to furnish the Corporation with copies of all Forms 3, 4, and 5 they file.

      Based solely on the Corporation’s review of the copies of such forms that it has received and written representations from certain reporting persons that they were not required to file a Form 5 for the specified fiscal year, the Corporation believes that all its officers, directors, and greater than 10 percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1999.

OTHER MATTERS

      Some of the officers and directors of the Corporation and the companies with which they are associated were customers of the banking subsidiaries of the Corporation. The loans to such officers and directors and the companies with which they are associated (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest and nature of collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

      The subsidiaries of the Corporation have had, and expect to have in the future, banking transactions in the ordinary course of business with directors, officers, principal stockholders, and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

      A SHAREHOLDER OF THE CORPORATION MAY OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AND AS FILED WITH THE SEC WITHOUT CHARGE BY SUBMITTING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS:

FIRST FINANCIAL BANCORP

Attention:	Michael R. O’Dell, Senior Vice President,

Chief Financial Officer, and Secretary

300 High Street

P.O. Box 476

Hamilton, Ohio 45012-0476

      Management and the Board of Directors of the Corporation know of no business to be brought before the meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy on such matters in accordance with their best judgment.

      The expense of proxy solicitation will be borne by the Corporation. Proxies will be solicited by mail and may be solicited, for no additional compensation, by some of the officers, directors and employees of the Corporation or its subsidiaries, by telephone or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares of the Corporation and will be reimbursed for their related expenses.

By Order of the Board of Directors,

Michael R. O’Dell, Senior Vice President, Chief Financial Officer, and Secretary

March 21, 2000

REVOCABLE PROXY
FIRST FINANCIAL BANCORP.

ANNUAL MEETING OF SHARHOLDERS — April 25, 2000

      Each undersigned shareholder of First Financial Bancorp. (the “Corporation”) hereby constitutes and appoints Robert E. Ireland and John M. O’Neill or either of them, with full power of substitution in each of them, the proxy or proxies of the undersigned to vote only at the Annual Meeting of Shareholders of the Corporation to be held at the Fitton Center for Creative Arts, 101 South Monument Avenue, Hamilton, Ohio 45011, on April 25, 2000, at 2:00 P.M., local time, and at any adjournment thereof, all of the shares of the Corporation which the undersigned would be entitled to vote if personally present at such meeting or any adjournment thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEMS:

1.	The election as directors of all nominees listed (except as marked to the contrary below):

___ FOR

___ WITHHOLD AUTHORITY

___ FOR ALL EXCEPT

CLASS II EXPIRING IN 2003: Richard L. Alderson, James C. Garland, Murph Knapke, Stanley N. Pontius, Barry S. Porter and Perry D. Thatcher.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

______________________________________________________

2.	To consider and act upon, in their discretion, such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES FOR DIRECTOR.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise. Receipt of the accompanying Proxy Statement is hereby acknowledged.

Dated:___________________________________

Number of Shares:_________________________

__________________________________________	__________________________________________
Stockholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

FIRST FINANCIAL BANCORP.

The signature or signatures on this Proxy should be the same as the name or names which appear hereon. Persons signing in a fiduciary capacity should give full title as such.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.